Exhibit 99.77C

2012 Participants Meeting

The 2012 Annual Meeting of Participants was held in Washington, D.C., on Thursday, December 27, 2012. The following matters were put to a vote of the Participants at the meeting through the solicitation of proxies:

John J. Sweeney was elected to chair the Board of Trustees by: votes for 2.427,224.069; votes against 0.000; votes abstaining 2,418.758; votes not cast 1,443,856.738.

The following Trustees were not up for reelection and their terms of office continued after the meeting: Richard L. Trumka, Arlene Holt Baker. Jack Quinn, Kenneth E. Rigmaiden, and Tony Stanley.

Ernst & Young LLP was ratified as the HIT's Independent Registered Public Accounting Firm by: votes for 2,426,182.843; votes against 0.000; votes abstaining 3,459.984; votes not cast 1.443,856.738.

The table below details votes pertaining to Trustees who were elected at the meeting.

Trustee	Votes For	Votes Against	Votes Abstaining
Vincent Alvarez	2,429,092.014	0	550.813
James Boland	2,429,092.014	0	550.813
Sean McGarvey	2,429,092.014	0	550.813
Liz Shuler	2,429,092.014	0	550.813
Stephen Frank	2,427,685.673	0	1,957.154
Richard Ravltch	2,427,685.673	0	1,957.154
Marlyn Spear	2,330,163.862	97,521.811	1,957.154